UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2003

VERIZON VIRGINIA INC.

(Exact name of registrant as specified in its charter)

Virginia	1-6964	54-0167060
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 East Main Street
Richmond, Virginia		23219
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (804) 225-6300

Not applicable

(Former name or former address, if changed since last report)

Item 5.    Other Events

Results of Operations—2002 Compared to 2001

Verizon Virginia Inc. (the Company), a wholly owned subsidiary of Verizon Communications Inc. (Verizon), announced today reported net income of $278.2 million for the year ended December 31, 2002, compared to net income of $350.5 million in 2001. Net income was lower in 2002, as compared to the prior year, principally due to lower operating income, partially offset by the effect of lower equity losses from an affiliate as well as the related reductions in our effective income tax rate.

Operating revenues for the year ended December 31, 2002 were $2,352.7 million, which represents a decrease of $148.3 million, or 5.9%, from operating revenues of $2,501.0 million in 2001. The decrease in operating revenues was principally due to lower local service revenues of approximately $90 million reflecting the effect of lower demand and usage of some basic wireline services and price discounts on product bundling offers. Also contributing to the decline in operating revenues were lower network access service revenues of approximately $45 million primarily due to lower demand for switched access services resulting, in part, from the weakened economy and technology substitution.

Operating expenses for the year ended December 31, 2002 were $1,835.3 million, an increase of $115.8 million, or 6.7%, from operating expenses of $1,719.5 million in 2001. This increase was largely attributable to increased costs of approximately $77 million associated with uncollectible accounts receivable in 2002. In addition, higher depreciation and amortization expenses of approximately $30 million and higher severance and retirement enhancement costs of approximately $14 million in connection with the separation of employees also contributed to the increase in operating expenses. These cost increases were slightly offset by lower employee costs associated with reduced overtime pay and declining work force levels.

Other Matters

Adoption of SFAS No. 143—Accounting for Asset Retirement Obligations

On January 1, 2003, we adopted Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” This standard provides the accounting for the cost of legal obligations associated with the retirement of long-lived assets. SFAS No. 143 requires that companies recognize the fair value of a liability for asset retirement obligations in the period in which the obligations are incurred and capitalize that amount as part of the book value of the long-lived asset. We have determined that we do not have a material legal obligation to remove long-lived assets as described by this statement. However, we have included estimated removal costs in our group depreciation models. These costs have increased depreciation expense and accumulated depreciation for future removal costs for existing assets. These removal costs are recorded as a reduction to accumulated depreciation when the assets are retired and removal costs are incurred.

For some assets, such as telephone poles, the removal costs exceed salvage value. Under the provisions of SFAS No. 143, we are required to exclude costs of removal from our depreciation rates for assets for which the removal costs exceed salvage. Accordingly, in connection with the initial adoption of this standard on January 1, 2003, we have reversed accrued costs of removal in excess of salvage from our accumulated depreciation accounts for these assets. The adjustment was recorded as a cumulative effect of an accounting change, resulting in the recognition of a gain of approximately $142 million ($87 million after-tax). Effective January 1, 2003, we began expensing costs of removal in excess of salvage for these assets as incurred. The impact of this change in accounting will result in a decrease in depreciation expense and an increase in operations and support expense. We estimate the net impact in 2003, excluding the cumulative effect adjustment, will not be material to our results of operations.

Pension and Other Postretirement Benefits

Most of our employees participate in Verizon’s defined benefit pension plans and postretirement benefit plans. In the aggregate, the fair value of pension plan assets exceeds pension plan benefit obligations. Significant pension and postretirement benefit plan assumptions, including the discount rate used, the long-term rate of return on plan assets, and medical cost trend rates are periodically updated and impact the amount of pension plan results, assets and obligations. As of December 31, 2002, Verizon changed key employee benefit plan assumptions in response to current conditions in the securities markets and medical and prescription drug costs trends. Verizon announced in previous filings with the Securities and Exchange Commission that it expects the overall impact of these assumption changes, combined with the impact of lower than expected actual asset returns over the past three years, will be a reduction of pension income, net of other postretirement benefit expense, of $.30 to $.32 per diluted share of Verizon common stock in 2003.

VERIZON VIRGINIA INC.

SELECTED FINANCIAL DATA

Selected Income Statement Items:

	Years Ended December 31,
	2002	2001
	(Dollars in Millions)
Operating revenues	$2,352.7	$2,501.0
Operating expenses	1,835.3	1,719.5

Operating income	517.4	781.5
Other income and (expense), net	1.6	(78.2)
Interest expense	64.6	78.7

Income before provision for income taxes and extraordinary item	454.4	624.6
Provision for income taxes	175.6	274.1

Income before extraordinary item	278.8	350.5
Extraordinary item – early extinguishment of debt, net of tax	(.6)	—

Net income	$278.2	$350.5

Selected Balance Sheet Items:

	December 31, 2002	December 31, 2001
	(Dollars in Millions)
Plant, property and equipment, net	$3,221.7	$3,383.9
Total assets	4,432.6	4,584.0
Long-term debt	674.4	845.6
Shareowner’s investment	1,510.5	1,578.9

VERIZON VIRGINIA INC.

SELECTED FINANCIAL DATA – (Continued)

Other Items:

	Years Ended December 31,
	2002	2001
	(Dollars in Millions)
Cash provided by operating activities (a)	$753.7	$1,073.7
Cash used in investing activities (b)	(397.5)	(878.1)
Cash used in financing activities (c)	(356.2)	(195.6)

(a)	Cash provided by operating activities declined from 2001 to 2002 principally due to an increase in working capital requirements. Working capital was $(194.0) million in 2002 compared to $94.5 million in 2001.
(b)	Cash used in investing activities declined from 2001 to 2002 principally due to lower capital expenditures. Capital expenditures, excluding capitalized non-network software and additions under capital leases, were $389.5 million in 2002 and $765.6 million in 2001.
(c)	Cash used in financing activities was higher in 2002, as compared to 2001, principally as a result of increased dividend payments to our parent company, Verizon, and lower capital contributions from Verizon. Dividends paid to Verizon were $350.0 million in 2002 and $280.0 million in 2001. Capital contributions from Verizon were $3.3 million in 2002 and $68.7 million in 2001.

Item 7.    Financial Statements and Exhibits

(c) Exhibits

12                Computation of Ratio of Earnings to Fixed Charges

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERIZON VIRGINIA INC.

By: /s/ Edwin F. Hall

Edwin F. Hall

   Controller

Date: March 10, 2003

EXHIBIT INDEX

Exhibit Number	Description

12	Computation of Ratio of Earnings to Fixed Charges.